Exhibit 99.1
For additional information, contact:

Mary McEvoy	Judy Radlinsky
SonicWALL, Inc.	The Hoffman Agency
+1 (408) 962-7110	+ 1 (408) 975 3039
mmcevoy@sonicwall.com	jradlinksky@hoffman.com
SONICWALL, INC. TO ACQUIRE AVENTAIL CORPORATION
Transaction brings together complementary technologies and go-to-market models to serve a broader customer set
SUNNYVALE, CALIF. — June 12, 2007 — SonicWALL, Inc. (NASDAQ: SNWL), a leading provider of IT security and data backup and recovery solutions, today announced that it has entered into an agreement to acquire Aventail Corporation, a Seattle-based, privately-held provider of market-leading SSL VPN remote access solutions, for approximately $25 million in cash. The transaction is expected to close in July, 2007 and is subject to customary conditions. SonicWALL expects that there will be no impact from the transaction to its financial performance in the second quarter of 2007 and reaffirms its revenue guidance of $45 – $47 million.
Improving secure remote access is among the top priorities of today’s distributed, global enterprises. Consensus from industry analysts indicates that 85% or more of the data that IT managers seek to protect originates outside the corporate network. To address this growing need, Chief Security Officers are seeking comprehensive remote access solution sets and products combining high performance with value, and capable of integration into multi-faceted IT environments.
Today’s move enables SonicWALL to better meet the needs of a broader set of customers by combining the two companies’ complementary SSL VPN offerings.
Aventail is recognized as a leader and visionary for its higher-end SSL VPN enterprise control deployments. With its suite of appliances designed for small and mid-sized organizations, SonicWALL has become the unit market share leader for SSL VPN appliances, according to the Infonetics Research report “Network Security Appliances and Software”, Q106 to 4Q06.
“The Aventail acquisition is an important step in our growth strategy. SonicWALL is number one in SSL VPN unit share worldwide, and this acquisition will help grow our revenue share. We will compete more effectively in the remote access space, building on complementary elements in our two organizations, and offer new solutions that enhance our relevance for today’s dynamic enterprise,” said Matthew Medeiros, president and chief executive officer at SonicWALL.

“SonicWALL’s vision of delivering practical, value innovation IT solutions clearly resonates with mid-tier and enterprise businesses. Our ease of doing business along with our commitment to support and the addition of Aventail’s capabilities significantly advances our ability to serve the evolving needs of these critical segments. We will continue our investment in leadership across all price points of the SSL VPN space.”
“This is an exciting move for Aventail, and we look forward to serving an expanding customer base even more effectively as a result of the acquisition,” said Evan Kaplan, president and chief executive officer at Aventail.” SonicWALL has a strong history of innovation and a successful go-to-market strategy through its worldwide channel, which offers a wide variety of products relevant to Aventail’s customers and channel partners. Our combined product sets and expertise offer great potential for future cross-development and growth.”
An acknowledged leader in the small to mid-sized IT security market, SonicWALL continues to expand its range with more sophisticated solutions for distributed enterprises and large networks. Its enterprise offerings include products such as central management software, Email Security 6000 and 8000 solutions, PRO Series Unified Threat Management appliances and newly-announced E7500 firewall for larger organizations. With the addition of Aventail’s remote access technology for mid-tier and enterprise, SonicWALL expands its portfolio of higher end solutions that address the growing need for flexible and easily managed network security, access and control.
SonicWALL will continue to rely on its worldwide channel network and two-tier distribution model. SonicWALL plans not only to sustain but also grow the current feature sets of both companies’ products and will additionally pursue opportunities for cross pollination of technologies across both product lines as well as synergistic opportunities to enter new and separate product areas.
Conference Call and Webcast
A conference call and webcast to discuss the acquisition of Aventail will take place at 8.00 a.m. Pacific (11.00 a.m. Eastern) on Wednesday, June 13, 2007. SonicWALL President and CEO Matt Medeiros and SonicWALL CFO Rob Selvi will host the call. A webcast of the live call can be accessed at http://www.sonicwall.com/us/company/2518.html. To access the live call by telephone, dial (800) 252 5474 (domestic) or (706) 643 1538 (international), and provide conference call ID #1086720. A replay of the call will be available beginning at approximately 11.00 a.m. Pacific (2.00 p.m. Eastern) on June 13, 2007 by dialing (800) 642 1687 (domestic) or (706) 645 9291 (international); ID # 1086720. The telephone replay will be available through June 20, 2007 at 11.59 p.m. Eastern, and the web site replay will be available for 30 days.
About SonicWALL, Inc.
Founded in 1991, SonicWALL, Inc. designs, develops and manufactures comprehensive network security, email security, secure remote access, and continuous data protection solutions. SonicWALL is headquartered in Sunnyvale, California and trades on the Nasdaq under the symbol SNWL. For more information, contact SonicWALL at +1 (408) 745-9600 or visit the company web site at http://www.sonicwall.com/.

Safe Harbor Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include but are not limited to statements regarding various benefits associated with our acquisition of Aventail, the impact of the transaction on second quarter 2007 financial results, the anticipated timeline for closing the acquisition, the expectation of revenue share growth in the SSL-VPN market, anticipated investment in the SSL-VPN market and the expansion of the portfolio of SonicWALL solution offerings. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. In addition, please see the “Risk Factors” described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2005, for a more detailed description of the risks facing our business. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement.
NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Aventail, Aventail ST, Aventail Smart Access, Aventail Smart Tunneling, Aventail EPC, Aventail OnDemand, Aventail Connect, Aventail EX-2500, EX-1600, Aventail EX-750, and their respective logos are trademarks, registered trademarks, or service marks of Aventail Corporation.
Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.